Exhibit 99.1

      San Joaquin Bancorp Continues Growth in the Third Quarter

    BAKERSFIELD, Calif.--(BUSINESS WIRE)--Oct. 18, 2006--San Joaquin Bancorp (OTCBB:SJQU), a bank holding company with $711 million in assets, today announced financial results for the third quarter ended September 30, 2006.

    Net income after tax for the third quarter was $1.9 million, a 14% increase from $1.7 million in net income reported for the third quarter of 2005. Earnings per share for the third quarter of 2006 were $0.52 per diluted share compared to $0.46 per diluted share reported in the third quarter of 2005, which is an increase of 13%.

    For the nine months ended September 30, 2006, net income after tax was $6.7 million, an increase of 40% compared to $4.8 million in net income reported for the same period in 2005. Earnings per share for the period were $1.81 per diluted share compared to $1.31 per diluted share reported through the third quarter of 2005, which is an increase of 38%.

    Bart Hill, President and CEO said, "San Joaquin Bank is having another excellent year of earnings and asset growth. The bank also continues to be a leader in market share gains for Kern County commercial bank deposits. San Joaquin Bank has a market share of 10.5% and is the fourth largest of 22 FDIC insured institutions in the county."

    Highlights for the Quarter Compared to Third Quarter 2005:

    --  Net income - up 14% to $1.9 million

    --  Loans, net of unearned fees - up 44% to $506 million

    --  Deposits - up 6% to $575 million

    --  Assets - up 20% to $711 million

    Income Statement

    Total interest income for the third quarter of 2006 was $12.2 million compared to $8.5 million reported in the same quarter 2005, an increase of $3.7 million, or 44%. Strong loan demand and rising interest rates were the primary driving factors while loan and investment yields continue to improve. Average earning assets increased from $525 million in the third quarter of 2005 to $636 million at the end of the third quarter of 2006 led by continued strength in loan demand.

    Interest expense for the third quarter of 2006 was $4.9 million compared to $2.6 million for the third quarter of 2005. Interest rate increases accounted for approximately 52% of the change; however, growth in money market and non-core funding comprised the remainder.

    Net interest margin increased in the comparative third quarters from 4.48% in 2005 to 4.53% in 2006. The rise is the result of growth in earning assets, primarily loans, which carry more favorable yields. Improvement in investment yields also contributed.

    Non-interest income was $725,000 for the third quarter of 2006 compared to $680,000 for the same period in 2005. The improvement was due to an increase in other customer service fees. Fees from deposit accounts were down $24,000 compared to the third quarter in 2005.

    Non-interest expense was $3.8 million for the third quarter of 2006 compared to $3.3 million in the same period of 2005. Increases in salaries and employee benefits, including normal adjustments and staff additions, account for most of the change. The Company's efficiency ratio improved on a year over year basis from 50.26% in the third quarter 2005 to 48.08% in 2006, demonstrating increases in overall operating efficiency as compared to the prior year.

    In the third quarter of 2006, the provision for loan losses was increased to $600,000 compared to $300,000 in 2005. The additional provision was prompted by significant growth in the loan portfolio. Allowance for loan loss adequacy is determined by the application of various factors such as historical loss and industry default rates, peer group comparisons, and loan quality classifications.

    Annualized return on average assets decreased from 1.18% in the third quarter 2005 compared to 1.11% for the same period in 2006.
Return on average equity decreased from 18.46% in 2005 to 17.01% in 2006 on an annualized basis. The decline is due primarily to additional provision for loan losses.

    Balance Sheet

    Total loans, net of unearned fees, increased $155 million to $506 million, or 44%, compared to $351 million at the end of the third quarter of 2005. The increase was primarily attributable to growth in loans on existing commercial real estate and construction and land development.

    As of September 30, 2006, total deposits were $575 million as compared to $543 million at September 30, 2005. The increase of $32 million, or 6%, was primarily due to growth in money market accounts. Interest-bearing deposits increased by $36 million while noninterest-bearing deposits declined by $4 million.

    For the Bank, non-core funding consisting of time deposits of $100,000 or more, Federal Home Loan Bank (FHLB) advances and other borrowings, increased as strong loan demand outpaced deposit growth. FHLB advances made up the majority of the increase. At September 30, 2006, non-core funds were $99 million compared to $26 million at September 30, 2005. Non-core funding accounted for approximately 15% of total funding at September 30, 2006.

    Asset Quality

    The Company had net recoveries of previously charged off loans of $66,000 in the first nine months of 2006 compared to $277,000 net charge-offs for the same period in 2005. The allowance for loan losses was $8.2 million and $6.1 million or 1.62% and 1.74% of loans at September 30, 2006 and 2005, respectively.

    Nonperforming and restructured loans were $330,000 at September 30, 2006, compared to $3.4 million at September 30, 2005. The percentage of nonperforming and restructured loans to total loans, net of unearned income, was .07% at the end of the third quarter of 2006 compared to .97% at the end of the third quarter in 2005.

    Total nonperforming and restructured assets were $1.0 million at September 30, 2006, compared to $4 million at September 30, 2005.
Nonperforming and restructured assets as a percentage of total assets were 0.14% and 0.67% at the third quarter of 2006 and 2005, respectively.

    San Joaquin Bancorp, (the "Company"), assesses and manages credit risk on an ongoing basis through a formal credit review program and approval policies, internal monitoring and formal lending policies of its bank subsidiary, San Joaquin Bank. The Company believes that the Bank's ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group. The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. The Bank has designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

    Capital

    Total shareholders' equity at September 30, 2006 was $46 million compared to $37 million at September 30, 2005. Capital ratios for the Company continue to remain above the well-capitalized guidelines established by bank regulatory agencies.

    Additional Information

    On September 1, 2006, the Company issued $10 million in trust preferred securities. The Company made a capital injection into San Joaquin Bank on September 12, 2006 in the amount of $9.7 million. The injection was recorded as capital surplus by the Bank. The trust preferred securities, in the form of a junior subordinated note, qualify as Tier I Capital under regulatory guidelines.

    San Joaquin Bancorp is a bank holding company subject to the regulatory oversight of the Federal Reserve System. San Joaquin Bank is a state-chartered bank wholly-owned by San Joaquin Bancorp. It was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

    On October 12, 2006, San Joaquin Bank became a member of the
Federal Reserve System. As a member bank, the Federal Reserve Bank of San Francisco will assume federal regulatory oversight of the Bank.

    FORWARD-LOOKING INFORMATION:

    The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

    This press release contains forward-looking statements about San Joaquin Bancorp for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

    Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company's internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under "Risk Factors" and elsewhere in this quarterly report and in our annual report on Form 10-K for the year ended December 31, 2005.

    Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.



                 San Joaquin Bancorp and Subsidiaries
                Consolidated Balance Sheet (unaudited)

                                               As of September 30
                                               2006          2005
----------------------------------------------------------------------

ASSETS

Cash and due from banks                     $30,416,000   $31,948,000
Interest-bearing deposits in banks            2,037,000     1,594,000
Federal funds sold                                    -     6,700,000
                                           ------------- -------------
     Total cash and cash equivalents         32,453,000    40,242,000
Investment securities:
 Held to maturity                           141,914,000   177,398,000
 Available for sale                           7,001,000     2,479,000
                                           ------------- -------------
     Total Investment Securities            148,915,000   179,877,000
Loans, net of unearned income               505,546,000   350,777,000
Less: allowance for loan losses              (8,199,000)   (6,110,000)
                                           ------------- -------------
     Net Loans                              497,347,000   344,667,000
Premises and equipment                        7,707,000     7,617,000
Investment in real estate                       659,000       584,000
Interest receivable and other assets         23,785,000    19,836,000
                                           ------------- -------------

TOTAL ASSETS                               $710,866,000  $592,823,000
                                           ============= =============

----------------------------------------------------------------------

LIABILITIES

Deposits:
 Noninterest-bearing                       $172,117,000  $175,894,000
 Interest-bearing deposits                  403,325,000   366,962,000
                                           ------------- -------------
   Total Deposits                           575,442,000   542,856,000
Short-term borrowings                        65,600,000             -
Accrued interest payable and other
 liabilities                                  7,108,000     5,770,000
Long-term debt                               17,100,000     6,800,000
                                           ------------- -------------
     Total Liabilities                      665,250,000   555,426,000
                                           ------------- -------------

SHAREHOLDERS' EQUITY

Common stock, no par value - 10,000,000
 shares authorized; 3,479,722 and 3,435,896
 issued and outstanding at September 30,
 2006 and 2005, respectively                 10,308,000     9,970,000
Additional paid-in capital                      104,000             -
Retained earnings                            35,321,000    27,560,000
Accumulated other comprehensive income
 (loss)                                        (117,000)     (133,000)
                                           ------------- -------------
     Total Shareholders' Equity              45,616,000    37,397,000
                                           ------------- -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $710,866,000  $592,823,000
                                           ============= =============




                 San Joaquin Bancorp and Subsidiaries
             Consolidated Statement of Income (unaudited)

                  Three Months ended Sept 30 Nine Months ended Sept 30
                  -------------------------- -------------------------
                      2006          2005        2006         2005
                  -------------- ----------- ------------ ------------

INTEREST INCOME
 Loans (including
  fees)             $10,558,000  $6,859,000  $28,742,000  $18,696,000
 Investment
  securities          1,610,000   1,427,000    4,859,000    3,649,000
 Fed funds & other
  interest-bearing
  balances               22,000     202,000      365,000      493,000
                  -------------- ----------- ------------ ------------
   Total Interest
    Income           12,190,000   8,488,000   33,966,000   22,838,000
                  -------------- ----------- ------------ ------------

INTEREST EXPENSE
 Deposits             4,212,000   2,456,000   11,165,000    5,716,000
 Short-term
  borrowings            526,000           -      805,000       35,000
 Long-term
  borrowings            189,000      99,000      421,000      272,000
                  -------------- ----------- ------------ ------------
   Total Interest
    Expense           4,927,000   2,555,000   12,391,000    6,023,000
                  -------------- ----------- ------------ ------------

Net Interest
 Income               7,263,000   5,933,000   21,575,000   16,815,000
Provision for loan
 losses                 600,000     300,000    1,130,000      900,000
                  -------------- ----------- ------------ ------------
Net Interest
 Income After Loan
 Loss Provision       6,663,000   5,633,000   20,445,000   15,915,000
                  -------------- ----------- ------------ ------------

NONINTEREST INCOME
 Service charges &
  fees on deposits      200,000     224,000      591,000      682,000
 Other customer
  service fees          317,000     214,000      949,000      846,000
 Other                  208,000     242,000      694,000      519,000
                  -------------- ----------- ------------ ------------
   Total
    Noninterest
    Income              725,000     680,000    2,234,000    2,047,000
                  -------------- ----------- ------------ ------------

NONINTEREST
 EXPENSE
 Salaries and
  employee
  benefits            2,445,000   1,981,000    7,008,000    5,711,000
 Occupancy              245,000     283,000      681,000      655,000
 Furniture &
  equipment             257,000     171,000      780,000      799,000
 Promotional            131,000     126,000      433,000      428,000
 Professional           305,000     145,000      885,000      725,000
 Other                  458,000     618,000    1,405,000    1,453,000
                  -------------- ----------- ------------ ------------
   Total
    Noninterest
    Expense           3,841,000   3,324,000   11,192,000    9,771,000
                  -------------- ----------- ------------ ------------

Income Before
 Taxes                3,547,000   2,989,000   11,487,000    8,191,000
Income Taxes          1,625,000   1,298,000    4,777,000    3,403,000
                  -------------- ----------- ------------ ------------

NET INCOME           $1,922,000  $1,691,000   $6,710,000   $4,788,000
                  ============== =========== ============ ============

Basic Earnings per
 Share                    $0.55       $0.49        $1.93        $1.40
                  ============== =========== ============ ============

Diluted Earnings
 per Share                $0.52       $0.46        $1.81        $1.31
                  ============== =========== ============ ============




Financial Highlights - September 30, 2006
----------------------------------------------------------------------
(data in thousands except per share
 data)                              ---First 9 Months---  % Variance
                                    --------------------
(unaudited)                           2006       2005    2006 vs. 2005
                                    ---------- --------- -------------
Net Interest Income                   $21,575   $16,815          28.3%
Non Interest Income                    $2,234    $2,047           9.1%
Addition to Provision for Loan
 Losses                                $1,130      $900          25.6%
Net Income                             $6,710    $4,788          40.1%
Total Assets                         $710,866  $592,823          19.9%
Total Net Loans                      $497,347  $344,667          44.3%
Total Deposits                       $575,442  $542,856           6.0%
Total Shareholders' Equity            $45,616   $37,397          22.0%
Basic Earnings per Share                $1.93     $1.40          37.9%
Diluted Earnings per Share              $1.81     $1.31          38.2%
Book Value per Share                   $13.11    $10.88          20.5%

Key Ratios:
Annualized Return on Average Equity     21.11%    18.16%         16.2%
Annualized Return on Average Assets      1.35%     1.17%         15.0%
Annualized Net Interest Margin           4.68%     4.53%          3.3%
Efficiency Ratio                        47.01%    51.80%         -9.3%

    CONTACT: San Joaquin Bancorp
             Bart Hill, President
             661-281-0300
             Stephen M. Annis, Executive Vice President & CFO
             661-281-0360
             www.sjbank.com